Exhibit 10.39

Named Executive Officer Compensation Information – 2014 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s named executive officers (as defined under applicable securities laws) for the 2014 performance period:

Named Executive Officer	2014 Annual Base Salary	2014 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$500,000	90%
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$380,271	40%
Vincent J. Angotti Executive Vice President, Chief Operating Officer	$439,202	60%
Gregory T. Bates, DVM Senior Vice President of Regulatory Affairs and Quality	$346,080	40%
Gianna M. Bosko Senior Vice President, Chief Legal Officer and Secretary	$364,487	40%
Kenneth C. Cundy, PhD Chief Scientific Officer	$377,074	40%

(1)	Represents a percentage of 2014 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.